Exhibit 10.5
ASSIGNMENT OF LEASE
(SKECHERS LEASE)
     THIS ASSIGNMENT OF LEASE (“Assignment”) is made and entered into this 12th day of April, 2010 (the “Effective Date”) by and between HF LOGISTICS I, LLC, a Delaware limited liability company (“Assignor”) and HF LOGISTICS-SKX T1, LLC, a Delaware limited liability company (“Assignee”).
WITNESSETH:
     For valuable consideration, receipt of which is acknowledged, Assignor and Assignee agree as follows:
     1. Assignment and Assumption.
          (a) Assignor hereby assigns and transfers to Assignee all right, title and interest of Assignor in, to and under the lease (the “Lease”) described as follows: Lease Agreement dated September 25, 2007 between Assignor, as landlord, and Skechers U.S.A., Inc., a Delaware corporation (“Tenant”), as tenant, as amended by that certain Amendment to Lease Agreement dated December 18, 2009, by and between Assignor and Tenant. The foregoing assignment includes the transfer by Assignor to Assignee of all rights to prepaid rents (including, without limitation, operating expenses) under the Lease. It is understood and agreed that the actual transfer of the prepaid rent and operating expenses (Eight Hundred Ninety-Eight Thousand Two Hundred Eighty-One Dollars ($898,281)) shall be made by Assignor to Assignee no later than the Commencement Date (as defined in the Lease).
          (b) Assignee hereby accepts the foregoing assignment, and assumes and agrees to perform all of the covenants and agreements in the Lease to be performed by the landlord thereunder that arise from and after the Effective Date.
     2. Assignor Representations. Assignor represents to Assignee as follows:
          (a) It is the sole, lawful owner of the landlord’s interest in the Lease and Assignor has not sold, assigned, encumbered or transferred any interest in the Lease, or any part thereof, to any other person or entity.
          (b) To the best of Assignor’s knowledge, the Lease is in full force and effect and neither Tenant nor Assignor, as landlord, is in default thereunder.
     3. Indemnification. Assignor agrees to indemnify, defend and hold harmless Assignee from and against any and all claims, liabilities, obligations, losses, causes of action, judgments, settlements, demands, threats, costs, fines, penalties (including reasonable fees, expenses, disbursements and investigative costs of attorneys and consultants) arising out of the performance or nonperformance by Assignor of all duties and obligations of landlord under the Lease arising or accruing prior to the Effective Date. The foregoing indemnification shall terminate upon the closing of the “Construction Loan” (as defined in that certain Amended and Restated

Limited Liability Company Agreement of HF LOGISTICS-SKX, LLC entered into as of April 12, 2010, but effective as of January 30, 2010).
     4. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of California.
     5. Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective successors and assigns.
(signature page follows)

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the Effective Date.

“ASSIGNOR”	“ASSIGNEE”

HF LOGISTICS I, LLC, a Delaware limited liability company	HF LOGISTICS-SKX T1, LLC, a Delaware limited liability company

By: /s/ Iddo Benzeevi Iddo Benzeevi, President and Chief Executive Officer	By:	HF LOGISTICS-SKX, LLC, a Delaware limited liability company, its sole member

By:	HF Logistics I, LLC, a Delaware
limited liability company, its
managing member

By:	/s/ Iddo Benzeevi

Iddo Benzeevi, President and
Chief Executive Officer

By:	SKECHERS R.B., LLC, a
Delaware limited liability
company, its managing member

By:	Skechers U.S.A., Inc, a
Delaware corporation, its
sole member

By:	/s/ David Weinberg David Weinberg, Chief
Operating Officer

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